Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-48665 and 333-11731) of the Manitowoc Company, Inc. of our report dated June 10, 2008, relating to the financial statements of The Manitowoc Company, Inc. Retirement Savings Plan, which appears in this Form 11-K.

Wipfli LLP

June 13, 2008

Green Bay, Wisconsin